Exhibit (h)(4) Fund Accounting Agreement between Registrant and UMB Funds Services Exhibit (h)(4)

              FUND ACCOUNTING SERVICES AGREEMENT

            This AGREEMENT (“Agreement”) is made as of October 1, 2010 by and between American Independence Funds Trust (the “Trust”), a Delaware statutory trust, and UMB Fund Services, Inc. a Wisconsin corporation (“UMB”).

            WHEREAS, the Trust is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, shares of beneficial interest in the Trust (the “Shares”) are divided into separate series as are listed on Schedule A hereto and any additional series the Trust and UMB may agree upon and include on Schedule A as such Schedule may be amended from time to time (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds” ); and

            WHEREAS, the Trust wishes to employ UMB to serve as its fund accountant on behalf of the Funds; and

            WHEREAS, UMB wishes to provide such services to the Funds under the conditions set forth below;

            NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and UMB agree as follows:

            1.         APPOINTMENT.

The Trust hereby appoints UMB as fund accountant to perform those services described in this Agreement for the Funds.  UMB shall act under such appointment and perform the obligations thereof in accordance with the Trust’s current registration statement and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth.  The appointment shall begin at a time mutually agreed upon by the parties.

2.                  DOCUMENTATION.

                        The Trust will furnish from time to time the following documents:

                        A.        Each resolution of the Board of Trustees of the Trust authorizing the original issue of the shares of the Funds;

                        B.         Each Registration Statement filed with the Securities and Exchange Commission (the “SEC”) and amendments thereof;

                        C.        A certified copy of the Agreement and Declaration of Trust and the Bylaws of the Trust and each amendment thereto;

                        D.        Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to UMB;

E.         Copies of all agreements with service providers on behalf of the Funds, including advisory agreements, sub-advisory agreements, underwriting and dealer agreements and custody agreements in effect;

F.         Copies of all policies and procedures adopted by the Board of Trustees, including the Trust’s Compliance Program adopted pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Program”);

G.        Copies of any or all deficiency letters or other correspondence resulting from examinations, audits or reviews conducted by the SEC, the Financial Industry Regulatory Authority (“FINRA”) or any other administrative or regulatory body, whether governmental or private;

                        H.        All Notices of and Proxy materials related to any Annual or Special Meetings of Shareholders of the Trust, including any that proposed the merger, reorganization or liquidation of a Fund;

                        I.          Such other certificates, documents or opinions that UMB may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

J.          The Trust shall furnish UMB with written copies of any amendments to, or changes in, any of the items referred to in this Paragraph 2 immediately upon such amendments or changes becoming effective.  In addition, the Trust agrees that no amendments or changes will be made to the Trust’s prospectuses or statement of additional information, or the Compliance Program, which might have the effect of changing the procedures employed by UMB in providing the services agreed to hereunder or which amendment might affect the duties of UMB hereunder unless the Trust first obtains UMB’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

3.         ACCOUNTING SERVICES

            A.        Subject to the direction and control of the Board of Trustees of the Trust and utilizing information provided by the Trust and its current and prior agents and service providers, UMB shall perform the accounting services to the Trust detailed in Paragraphs 4 and 5 and in Schedule B to this Agreement.  UMB shall also perform such other accounting services for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Trust will pay UMB the amounts agreed upon between them.

B.                 The Trust’s Board of Trustees and the Funds’ investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds including, but not limited to, compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund as set forth in the prospectus and statement of additional information.  UMB’s monitoring and other functions hereunder shall not relieve the Board of Trustees and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

            4.         CALCULATION OF NET ASSET VALUE

                        Subject to the direction and control of the Board of Trustees of the Trust, UMB will calculate the net asset value of each of the Funds and the per share net asset value of each of the Funds, in accordance with the Trust's current prospectus and statement of additional information, once daily as of the time selected by the Trust's Board of Trustees.  UMB will maintain and keep current the general ledger for the Funds, recording all income and expenses, capital share activity and security transactions of the Funds.  UMB will prepare and maintain a daily valuation of all securities and other assets of the Funds in accordance with instructions from a designated officer of the Trust and in the manner set forth in the Trust's current prospectus and statement of additional information.  In obtaining valuations of the securities for the Funds, UMB may contract with, and rely upon market quotations provided by, outside services.

5.         PAYMENT OF TRUST EXPENSES

                        UMB shall process each request received from the Trust or its authorized agents for payment of the Funds’ expenses.  Upon receipt of written instructions signed by an officer or other authorized agent of the Trust, UMB shall prepare payments in the appropriate amounts which shall be approved by an authorized officer of the Trust and remitted to the appropriate party.  The Trust shall approve each payment of the Funds’ expenses prior to UMB’s payment of the expense.

GENERAL

6.         RECORD RETENTION AND RETURN

                        A.        UMB shall keep and maintain on behalf of the Trust all books and records which the Trust is, or may be, required to keep and maintain by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by UMB and not otherwise created and maintained by another party pursuant to contract with the Trust.  Where applicable, such records shall be maintained by UMB for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940 Act.  The retention of such records and other data created and maintained pursuant to this Agreement shall be at the expense of the Trust.  All such records shall be the property of the Trust at all times and shall be available during regular business hours for audit and inspection by the Trust or its agents upon reasonable request, or any regulatory agency having authority over the Trust.

                        B.         UMB may at its option at any time, and shall promptly upon the Trust’s reasonable request, turn over to the Trust and cease to retain the Trust’s files, records and documents created and maintained by UMB pursuant to this Agreement which are no longer needed by UMB in the performance of its services or for its legal protection.  If not so turned over to the Trust, such documents and records will be retained by UMB for at least six years from the year of creation.

7.         DATA ACCESS AND PROPRIETARY INFORMATION.

The Trust acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by UMB as part of the Trust’s ability to access certain Trust-related data (“Customer Data”) maintained by UMB on data bases under the control and ownership of UMB or another third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to UMB or other third party.  In no event shall Proprietary Information be deemed Customer Data.  The Trust agrees to treat all Proprietary Information as proprietary to UMB and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

            8.         COOPERATION WITH OTHER PARTIES.

A.                 UMB shall cooperate with the Trust's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion where required for any document for the Trust.

B.                 The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, administrator, transfer agent, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMB and to provide UMB with such information, documents and advice relating to the Funds and the Trust as necessary and/or appropriate or as requested by UMB, in order to enable UMB to perform its duties hereunder.  Fees charged by such persons shall be an expense of the Trust.

            9.         SPECIAL SERVICES AND REPORTS AND EXCEPTION PROCESSING.

                        A.        UMB may provide special services and reports with respect to the Trust, subject to an additional charge as detailed in Schedule B, or such other services and reports as may be reasonably requested by the Trust or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

B.                 UMB may provide exception processing upon the request of the Trust or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.  Exception processing includes, but is not limited to, processing which:

(i)         requires UMB to use methods and procedures other than those usually employed by UMB to perform its obligations under this Agreement;

(ii)        involves the provision of information to UMB after the commencement of the nightly processing cycle of UMB’s fund accounting system; or

(iii)       requires more manual intervention by UMB, either in the entry of data or in the modification or amendment of reports generated by UMB’s, fund accounting system than is usually required.

                        C.        Instructions / Certain Procedures, etc.

UMB shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  UMB will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.

As to the services to be provided hereunder, UMB may rely conclusively upon the terms of the relevant prospectus and statement of additional information of the Trust relating to the extent that such services are described therein unless UMB receives written instructions to the contrary in a timely manner from the Trust.

The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and UMB may conclusively assume that any special procedure which has been approved by an executive officer of the Trust does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

In the event an authorized representative of the Trust requests that an exception be made from any written compliance, fund accounting or any other procedures, UMB may in its sole discretion determine whether to permit such exception.  In the event UMB determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of UMB) and delivered to UMB (an “Exception”).  An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until UMB receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect).  Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as UMB acts in good faith, UMB shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Trust shall indemnify UMB and hold UMB harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to UMB there from.

10.       SUBCONTRACTING.

            UMB may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that UMB shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that UMB shall be responsible for all acts of such subcontractor as if such acts were its own.

11.       FEES; DELEGATION; EXPENSES.

A.                 In consideration of the services rendered pursuant to this Agreement, the Trust will pay UMB a fee, computed daily and payable monthly based on monthly net assets, plus out-of pocket expenses, each as provided in Schedule E hereto.  In addition, to the extent that UMB corrects verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, UMB shall be entitled to additional fees as provided in Schedule E.  Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee.  Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum.  Fees shall be adjusted in accordance with Schedule E or as otherwise agreed to by the parties from time to time.  The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current services, or to add Funds for which UMB has been retained.  The Trust agrees to pay UMB’s then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

B.                 For the purpose of determining fees payable to UMB, net asset value shall be computed in accordance with the Trust’s prospectus and resolutions of the Trust’s Board of Trustees.  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.

C.                 UMB will bear all expenses incurred by it in connection with the performance of its services as described in this Agreement except as otherwise provided herein.  UMB shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: security pricing services,; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with Internet, e-mail and other related activities; and extraordinary expenses.

D.                 Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis.  The Trust agrees to pay all fees within thirty (30) days of receipt of each invoice.  UMB retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty (30) day period.

            12.       REFERENCES TO UMB OR THE TRUST.

                        A.        Neither the Trust nor its agents shall circulate any printed matter which contains any reference to UMB without the prior written approval of UMB, excepting solely such printed matter as merely identifies UMB as Administrative Services Agent and Accounting Services Agent. The Trust will submit printed matter requiring approval to UMB in draft form, allowing sufficient time for review by UMB and its counsel prior to any deadline for printing.

                        B.         UMB shall not circulate any printed matter that contains any reference to the Trust without the prior written approval of the Trust, excepting solely such printed matter as merely identifies the Trust as a client of UMB.  UMB will submit printed matter requiring approval to the Trust in draft form, allowing sufficient time for review by the Trust and its counsel prior to any deadline for printing.

          13.       LIMITATION OF LIABILITY AND INDEMNIFICATION.

   A.        UMB shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from UMB’s gross negligence, bad faith or willful misfeasance in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                        B.         UMB shall not be responsible for, and the Trust shall indemnify and hold UMB and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and reasonable legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                                    (i)         any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

                                    (ii)        the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

                                    (iii)       the Trust's refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving gross negligence or willful misfeasance;

                                    (iv)       the breach of any representation or warranty of the Trust hereunder;

                                    (v)        following any instructions or other directions reasonably believed to be requests of the Trust or otherwise duly authorized, and upon which UMB is authorized to rely pursuant to the terms of this Agreement;

                                    (vi)       any delays, inaccuracies, errors in or omissions from information or data provided to UMB by the Trust, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

                                    (vii)      the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii)      any failure of the Trust’s registration statement to comply with the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;

                                    (ix)       the actions taken by the Trust, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

                                    (x)        all actions, inactions, omissions, or errors caused by third parties to whom the Trust or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust, its investment advisers, distributor, administrator or sponsor.

                        C.        (i)         In addition to and not in limitation of paragraph (B) immediately above, the Trust also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of UMB’s performance under this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct.

                                    (ii)        UMB agrees to indemnify and hold the Trust and its trustees, officers, agents and employees (collectively the “Trust Indemnitees”) and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Trust Indemnitees or any of them in connection with or arising out of the Trust’s performance under this Agreement, provided the Trust Indemnitees have not acted with gross negligence or bad faith or engaged in willful misfeasance.

                        D.        In performing its services hereunder, UMB shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and trustees, investment advisers and sub-advisers, investors, agents and other service providers which UMB reasonably believes to be genuine, valid and authorized.  UMB shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Trust, as necessary or appropriate.

                        E.         Anything in this agreement to the contrary notwithstanding, in no event shall UMB be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if UMB has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed.  This provision shall survive the termination of this Agreement.

14.       TERMINATION

                        A.        The provisions of this Agreement shall be effective on the date first above written, shall remain in full force and effect for one year (“Initial Term”) from that date and shall continue in force for one year thereafter (“Renewal Term”), but only so long as such continuance is approved by the Trust, and by a vote of a majority of the Trust's Board of Trustees or a majority of the Trust's outstanding voting securities.

B.                 Any party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other parties at least sixty (60) days' prior written notice of such termination specifying the date fixed therefore. In the event this Agreement is terminated by UMB prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall not be obligated to pay to UMB the remaining balance of the fees payable to UMB under this Agreement through the end of the Initial Term or Renewal Term, as applicable.  The Trust shall reimburse UMB for any out-of-pocket expenses and disbursements (“out-of-pocket expenses”) reasonably incurred by UMB in connection with the services provided under this Agreement within 30 days of notification to the Trust of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.

                        Notwithstanding the foregoing, following any such termination, in the event that UMB in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect.  Such continuation of performance by UMB shall not constitute a waiver of any of the  rights or remedies offered UMB under this Agreement or otherwise.  Fees and out-of-pocket expenses incurred by UMB but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.

                        C.        If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to the other party, such other party (the “Non- Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach.  The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach.  If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party.  If UMB is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of UMB to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses.  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

                        D.        Unless this Agreement has been terminated in accordance with this Section, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Trust or any Trust as a result of reorganization, recapitalization or change of domicile.

                        E.         UMB will be entitled to collect from the Trust all reasonable expenses incurred in conjunction with the  termination of this Agreement, including but not limited to out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom UMB has contracted; provided however, that in the event UMB is the Defaulting Party it shall be entitled to collect the reasonable out-of-pocket expenses incurred in conjunction with the  termination of this Agreement.

15.       SERVICES FOR OTHERS.

                        Nothing in this Agreement shall prevent UMB or any affiliated person (as defined in the 1940 Act) of UMB from providing services for any other person, firm or corporation (including other investment companies); provided, however, that UMB expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

16.       COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

                        A.        The parties hereto acknowledge and agree that nothing contained herein shall be construed to require UMB to perform any services for the Trust which services could cause UMB to be deemed an “investment adviser” of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder.  Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by UMB, the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the 1933 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.

            17.       LIMITATION OF TRUSTEES’ LIABILITY.

                        A.        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

B.                 Standard of Care; Uncontrollable Events; Limitation of Liability. UMB shall use reasonable efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by UMB in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.  The duties of UMB shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMB hereunder.

                        UMB shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  In the event of equipment failures beyond UMB's reasonable control, UMB shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto.  UMB shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  Upon the Trust’s reasonable request, UMB shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, UMB assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.  Events beyond UMB’s reasonable control include, without limitation, force majeure events.  In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, UMB shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

UMB shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of UMB relating to the services provided by UMB under this Agreement.

C.                 Representations and Warranties of the Trust

The Trust represents and warrants to UMB that:

(i)         It is a Trust duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

(ii)        It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(iii)               It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations and that it is not aware of any investigation commenced by the SEC or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding that concerns the Trust;

(iv)       This Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(v)        As of the close of business on the effective date of this Agreement, each Fund has authorized unlimited shares.

            18.       SEVERABILITY.

                        In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

            19.       QUESTIONS OF INTERPRETATION.

                        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act.  In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.       CONFIDENTIALITY

                        A.        Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of the other party received in connection with the services provided under this Agreement.  The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party.  The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process.  The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

B.         For the purpose of this Section, Confidential Information shall mean Technical Elements (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning another party.  UMB retains the right to use its knowledge, experience, and know-how, including processes, ideas, concepts and techniques developed in the course of performing the services.

C.        In connection with performing its services under this Agreement, UMB may use certain data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications (“Technical Elements”).  Certain Technical Elements were owned or developed by UMB prior to, or independently from, its engagement hereunder and are the sole and exclusive property of UMB and UMB retains all rights thereto; and certain other Technical Elements consist of third party works and products which UMB has acquired the right to use.  The Trust shall have no rights in the Technical Elements.  The Trust agrees to treat all Technical Elements as Confidential Information.

                        The provisions of this Section shall survive the termination of this Agreement.  The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

            21.       NOTICES.

                        All notices required or permitted under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

To the Trust:                            American Independence Funds Trust

                                                335 Madison Ave., Mezzanine

                                                New York, NY 10017

                                                Attention: Eric M. Rubin

To UMB:                                 UMB Fund Services, Inc.

                                                803 West Michigan Street

                                                Milwaukee, WI 53233

                                                Attention:  John P. Zader

With a copy to:             UMB Fund Services, Inc.

                                                803 West Michigan Street

                                                Milwaukee, WI 53233

                                                Attention: Constance Dye Shannon

            22.       AMENDMENT.

                        This Agreement may not be amended or modified except by a written agreement executed by all parties.

23.       BINDING EFFECT.

                        Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

            24.       COUNTERPARTS.

                        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            25.       FORCE MAJEURE.

                        Notwithstanding any other provision of this Agreement, UMB and the Trust assume no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, actions, decrees or orders of governmental bodies, rule or regulation, or shortages of suitable parts, materials, labor or transportation.

            26.       ASSIGNABILITY.

                        This Agreement may not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld.

            27.       MISCELLANEOUS.

                        The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                        Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

            IN WITNESS WHEREOF, the Trust and UMB have each caused this Accounting Services Agreement to be executed as of the day and year first above written.

                                                                  AMERICAN INDEPENDENCE FUNDS TRUST

                                                                  By:      /s/ Eric M. Rubin

                                                                  Its:  President

                                                                  UMB FUND SERVICES, INC.

                                                                  By:       /s/ John P. Zader

                                                                  Its:

Schedule A

NAME OF FUNDS

American Independence Stock Fund (I, A, C share classes)

American Independence International Equity Fund (I and A share classes)

American Independence Short-Term Bond Fund (I, A share classes)

American Independence Intermediate Bond Fund (I, A, C share classes)

American Independence Kansas Tax-Exempt Bond Fund (I, A, C share classes)

American Independence International Bond Fund (I and A share classes)

American Independence U.S. Inflation-Indexed Fund (I, A, C share classes)

American Independence Fusion Fund (I and A share classes)

NestEgg 2010 Fund (I, A share classes)

NestEgg 2020 Fund (I, A share classes)

NestEgg 2030 Fund (I, A share classes)

NestEgg 2040 Fund (I, A share classes)

NestEgg 2050 Fund (I, A share classes)

Active Treasury Management Fund (I, A share classes)

Active Treasury Management Bull/Bear Fund (I, A Share Classes)

Schedule B

                                                                                                                        _________, 2010

ACCOUNTING SERVICES

            In consideration of the compensation detailed in this Agreement, UMB shall perform the following accounting services as applicable:

1.         Calculate net asset value and per share net asset value in accordance with the  1940 Act and the Trust’s prospectus.

2.                  Record all security transactions including appropriate gains and losses from the sale of portfolio securities.

3.                  Record interest income and dividend income.

4.                  Record each Fund’s capital share activities based upon purchase and redemption transactions received by the transfer agent.

5.                  Calculate a daily cash figure for investment purposes.

6.                  Monitor and seek authorization for payment of expenses of each Fund.

7.                  Periodically report to the Trust or its authorized agents share purchases and redemptions and trial balances of each Fund.

8.                  Maintain complete, accurate and current all records with respect to the Trust required to be maintained by the Trust under the Internal Revenue Code of 1986, as amended (the “Code”), and under the rules and regulations of the 1940 Act, and preserve said records in the manner and for the periods prescribed in the Code and the 1940 Act.

                                                                                                                                     Schedule C                                                                                                                    Schedule C

                                                                                                                        __________, 2010

EXAMPLES OF TRUST EXPENSES

            Trust expenses may include, but are not limited to costs and expenses of:

1.                  Meetings of the Board of Trustees and shareholders of the Trust, including costs and expenses of Fund officers and employees of UMB in attending such meetings;

2.                  All regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies (including production, legal fee and administrative costs), statements and other materials;

3.                  Label file creation;

4.                  Blue Sky filing fees;

5.                  Telephone, telegraph and remote transmission lines;

6.                  Typesetting and printing of all documents;

7.                  EDGARization;

8.                  Confirmations, statements, fulfillment and any other shareholder correspondence;

9.                  Use of outside pricing services;

10.              Use of outside solicitation, tabulation and mailing firms;

11.              Necessary outside record storage, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);

12.              Charges imposed by third-party service or software providers for items such as, but not limited to, regulatory updates;

13.              Costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by UMB; and

14.              Any and all assessments, taxes or levies assessed on UMB for services provided under this Agreement.

Schedule D

Fees

Annual Net Asset-Based Fees (per portfolio)

■  First $100 million in assets                                                                                  0.00  basis points, plus

■  Next $250 million in assets                                                                                 0.75  basis points, plus

■  Assets over $350 million                                                                              0.50   basis points

Plus:

Standard Annual Base Fee** (includes the first class)

■  Per fund                                                                                                                                  $22,000

Standard Multi-Class Fee (for each class beyond the first class)

■  Per class, per month                                                                                                                     $400

New Funds and Classes

Note: For new funds and classes started beyond the current list of 15 active funds and 34 classes listed on Exhibit A (except for the NestEgg 2050 Fund, the Active Treasury Management Fund and the Active Treasury Management Bull/Bear Fund listed on Exhibit A which are subject to the $20,000 annual base fee provided below):

Annual Base Fee** (includes ALL classes for a period of up to two (2) years (Grace Period)

■  Per Fund                                                                                                                                 $20,000

Note: If the fund’s assets reach $50 million or more within the two (2) year grace period, the annual base fee will revert to the standard annual base fee of $22k per year. If the fund’s assets reach $75 million or more within the two (2) year grace period, the standard multi-class fee of $400 per month will apply.

NestEgg Target Date Funds

Annual Base Fee** (includes ALL classes)

■  Per Fund                                                                                                                                $25,000

■  Out-of-Pocket Expenses and Other Related Expenses

■  Out-of-pocket expenses include but are not limited to portfolio pricing services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses;
photocopying; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Other expenses will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to Bloomberg, CCH, NASDAQ and IDC pricing and security information services).

■  **The minimum and base fees are subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent 5.0% per year). This escalation will be effective beginning one year from the date of this Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.